UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2012
Stamps.com Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26427	77-0454966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12959 Coral Tree Place, Los Angeles, CA	90066-7020
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(310) 482-5800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 23, 2012, we entered into a construction agreement with KPRS Construction Services, Inc., for the renovation and construction of our future corporate headquarters in El Segundo, California, at a cost not to exceed approximately $9.8 million.  Following the renovation and construction project, the aggregate square footage of the entire property, referenced in Item 2.01 of this Form 8-K, will be increased from 82 thousand square feet to approximately 100 thousand square feet. Construction is expected to commence immediately and be substantially completed during 2012.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On January 23, 2012, we completed the previously announced purchase of two adjacent buildings in El Segundo, California, representing a total of 82 thousand square feet, for an aggregate cash purchase price of $13,350,000 to serve as our future corporate headquarters.  The seller was Grand Avenue Plaza Properties, LLC. We plan to occupy a portion of the space and the remaining portion will be leased out.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stamps.com Inc
(Registrant)

January 27, 2012	/s/ Kenneth McBride
Date	(Signature)

Kenneth McBride
Chief Executive Officer